                                                                       EXHIBIT C

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                        HIBERNATION HOLDING COMPANY, INC.

                            HIBERNATION COMPANY, INC.

                                       and

                        THE VERMONT TEDDY BEAR CO., INC.

                            Dated as of May 16, 2005

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I        THE MERGER.................................................................     2

    1.1      Effective Time of the Merger...................................................     2

    1.2      Closing........................................................................     2

    1.3      Effects of the Merger..........................................................     2

    1.4      Directors and Officers.........................................................     3

    1.5      Additional Action..............................................................     3

ARTICLE II       CONVERSION OF SECURITIES...................................................     3

    2.1      Conversion of Capital Stock....................................................     3

    2.2      Exchange of Certificates.......................................................     5

    2.3      Dissenting Shares..............................................................     7

    2.4      Options; Stock Plans...........................................................     7

    2.5      Warrants.......................................................................     8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................     9

    3.1      Organization, Standing and Power; Subsidiaries.................................     9

    3.2      Capitalization.................................................................    10

    3.3      Authority; No Conflict; Required Filings and Consents..........................    12

    3.4      SEC Filings; Financial Statements; Information Provided........................    14

    3.5      No Undisclosed Liabilities.....................................................    15

    3.6      Absence of Certain Changes or Events...........................................    15

    3.7      Taxes..........................................................................    16

    3.8      Owned and Leased Real Properties...............................................    16

    3.9      Intellectual Property..........................................................    17

    3.10     Agreements, Contracts and Commitments..........................................    18

    3.11     Litigation; Product Liability..................................................    20

    3.12     Environmental Matters..........................................................    21

    3.13     Employees; Employee Benefit Plans..............................................    21

    3.14     Compliance With Laws; License and Permits......................................    24

    3.15     Assets.........................................................................    24

    3.16     Opinion of Financial Advisor...................................................    25

    3.17     Brokers; Schedule of Fees and Expenses.........................................    25

    3.18     Special Committee and Company Board Recommendations............................    25

    3.19     Labor Matters..................................................................    25

    3.20     Insurance......................................................................    26

    3.21     State Takeover Statutes........................................................    26

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUBSIDIARY......    27

    4.1      Organization, Standing and Power...............................................    27

    4.2      Authority; No Conflict; Required Filings and Consents..........................    27

    4.3      Information Provided...........................................................    29

    4.4      Operations of the Merger Subsidiary............................................    29

    4.5      Litigation.....................................................................    29

    4.6      Ownership of Company Capital Stock.............................................    29

    4.7      Litigation.....................................................................    29

    4.8      Ownership of Company Capital Stock.............................................    29

ARTICLE V        CONDUCT OF BUSINESS........................................................    29

    5.1      Covenants of the Company.......................................................    29

    5.2      Covenants of the Buyer and Merger Subsidiary...................................    33

ARTICLE VI       ADDITIONAL AGREEMENTS......................................................    33

    6.1      No Solicitation................................................................    33

    6.2      Proxy Statement................................................................    36

    6.3      Access to Information..........................................................    36

    6.4      Company Stockholders' Meeting..................................................    37

    6.5      Legal Conditions to the Merger.................................................    38

    6.6      Public Disclosure..............................................................    38

    6.7      Intentionally Omitted..........................................................    38

    6.8      Indemnification................................................................    39

    6.9      Notification of Certain Matters................................................    40

    6.10     Exemption from Liability Under Section 16(b)...................................    40

    6.11     Employees; Employee Benefit Matters............................................    41

    6.12     Takeover Statutes..............................................................    41

    6.13     SEC Reports....................................................................    41

    6.14     Delisting .....................................................................    42

    6.15     Financing Cooperation..........................................................    42

    6.16     Stockholder Litigation.........................................................    42

ARTICLE VII      CONDITIONS TO MERGER.......................................................    42

    7.1      Conditions to Each Party's Obligation To Effect the Merger.....................    42

    7.2      Additional Conditions to Obligations of the Buyer and the Merger Subsidiary....    43

    7.3      Additional Conditions to Obligations of the Company............................    46

ARTICLE VIII     TERMINATION AND AMENDMENT..................................................    47

    8.1      Termination....................................................................    47

    8.2      Effect of Termination..........................................................    48

    8.3      Fees and Expenses..............................................................    49

    8.4      Amendment......................................................................    50

    8.5      Extension; Waiver..............................................................    51

ARTICLE IX       MISCELLANEOUS..............................................................    51

    9.1      Nonsurvival of Representations and Warranties..................................    51

    9.2      Notices........................................................................    51

    9.3      Entire Agreement...............................................................    52

    9.4      No Third Party Beneficiaries...................................................    52

    9.5      Assignment.....................................................................    53

    9.6      Severability...................................................................    53

    9.7      Counterparts and Signature.....................................................    53

    9.8      Interpretation.................................................................    53

    9.9      Governing Law..................................................................    54

    9.10     Remedies.......................................................................    54

    9.11     WAIVER OF JURY TRIAL...........................................................    54

TABLE OF DEFINED TERMS

 Terms                                                  Reference in Agreement
 -----                                                  ----------------------
Acquisition Proposal                                    Section 6.1(f)
Affiliate                                               Section 3.2(c)
Agreement                                               Preamble
Alternative Acquisition Agreement                       Section 6.1(b)(ii)
Buyer                                                   Preamble
Buyer Disclosure Schedule                               Article IV
Buyer Material Adverse Effect                           Section 4.1
Certificate of Merger                                   Section 1.1
Certificates                                            Section 2.2(b)
Closing                                                 Section 1.2
Closing Date                                            Section 1.2
Closing Net Working Capital                             Section 7.2(j)
Code                                                    Section 2.2(f)
COBRA                                                   Section 3.13(d)
Common Shares                                           Section 2.1(b)(i)
Company                                                 Preamble
Company Balance Sheet                                   Section 3.4(b)
Company Board                                           Preamble
Company Capital Stock                                   Section 2.1(a)
Company Common Stock                                    Section 2.1(a)
Company Disclosure Documents                            Section 3.4(e)
Company Disclosure Schedule                             Article III
Company Employee Plans                                  Section 3.13(b)
Company Financial Advisor                               Section 3.17
Company Intellectual Property                           Section 3.9(b)
Company Leases                                          Section 3.8(b)
Company Material Adverse Effect                         Section 3.1(a)
Company Material Contracts                              Section 3.10(a)
Company Permits                                         Section 3.14(b)
Common Rollover Shares                                  Section 2.1(b)(i)
Company SEC Reports                                     Section 3.4(a)
Company Series A Preferred Stock                        Section 2.1(a)
Company Series B Preferred Stock                        Section 2.1(a)
Company Series C Preferred Stock                        Section 2.1(a)
Company Series D Preferred Stock                        Section 2.1(a)
Company Stock Option(s)                                 Section 3.2(b)
Company Stock Plans                                     Section 3.2(b)
Company Stockholder Approval                            Section 3.3(a)
Company Stockholders' Meeting                           Section 3.4(e)
Company Voting Proposal                                 Section 3.3(a)
Contribution Agreement                                  Section 2.1(c)
Covered Employees                                       Section 6.11(a)

 Terms                                                  Reference in Agreement
 -----                                                  ----------------------
DGCL                                                    Preamble
Dissenting Shares                                       Section 2.3(a)
Effective Time                                          Section 1.1
Employee Benefit Plan                                   Section 3.13(b)
Environmental Law                                       Section 3.12(d)
ERISA                                                   Section 3.13(b)
ERISA Affiliate                                         Section 3.13(b)
Exchange Act                                            Section 3.3(c)
Exchange Agent                                          Section 2.2(a)
Exchange Fund                                           Section 2.2(a)
Expenses                                                Section 8.3
Financing                                               Section 6.15
Financing Commitments                                   Section 4.5
GAAP                                                    Section 3.4(b)
Governmental Entity                                     Section 3.3(c)
Hazardous Substance                                     Section 3.12(d)
HIPAA                                                   Section 3.13(g)
HSR Act                                                 Section 6.5(a)
Indemnified Parties                                     Section 6.8(a)
Independent Accountant                                  Section 7.2(j)
Intellectual Property                                   Section 3.9(a)
Law(s)                                                  Section 3.14(a)
Liens                                                   Section 3.2(d)
Merger                                                  Preamble
Merger Consideration                                    Section 2.1(b)(i)
Merger Subsidiary                                       Preamble
Merger Subsidiary Common Stock                          Section 2.1(e)
Nasdaq                                                  Section 3.3(c)
Net Working Capital                                     Section 7.2(j)
Non-Employee Director Plan                              Section 2.4(a)
NYBCL                                                   Preamble
Option                                                  Section 2.4(a)
Ordinary Course of Business                             Section 3.2(c)
Outside Date                                            Section 8.1(b)
Parties                                                 Preamble
Permits                                                 Section 3.14(b)
Permitted Liens                                         Section 3.15
Preferred Rollover Shares                               Section 2.1(c)
Proxy Statement                                         Section 3.4(e)
Real Properties                                         Section 3.8(a)
Representatives                                         Section 6.1(a)
Rollover                                                Preamble
Rollover Contribution Schedule                          Section 2.1(b)(i)
Rollover Shares                                         Section 2.1(c)

 Terms                                                  Reference in Agreement
 -----                                                  ----------------------
SEC                                                     Section 3.3(c)
Securities Act                                          Section 3.4(a)
Special Committee                                       Preamble
Special Committee Financial Advisor                     Section 3.16
Specified Time                                          Section 6.1(a)(ii)
Spread Value                                            Section 2.4(b)
Stock Plans                                             Section 2.4(a)
Subsidiary                                              Section 3.1(b)
Superior Proposal                                       Section 6.1(f)
Surviving Certificate of Incorporation                  Section 1.3(b)
Surviving Corporation                                   Section 1.3(b)
Surviving Option                                        Section 2.4(b)
Takeover Statute                                        Section 6.12
Taxes                                                   Section 3.7(a)
Tax Returns                                             Section 3.7(a)
Termination Event                                       Section 8.3(b)
Third Party Intellectual Property                       Section 3.9(b)
USERRA                                                  Section 3.13(g)
Warrants                                                Section 2.5
Warrant Holder                                          Section 2.5

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 16, 2005, is by and among Hibernation Holding Company, Inc., a Delaware corporation (the "Buyer"), Hibernation Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Merger Subsidiary"), and The Vermont Teddy Bear Co., Inc., a New York corporation (the "Company"). The Buyer, the Merger Subsidiary and the Company are referred to collectively as the "Parties." Except to the extent provided herein to the contrary, all references to the Company shall be deemed to include the Company and each Subsidiary (as defined in Section 3.1(b) below) thereof.

      WHEREAS, a special committee of the board of directors of the Company (the "Company Board"), consisting solely of two disinterested directors (the "Special Committee"), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and the Merger, (ii) recommended that the Company Board approve this Agreement and the Merger, and (iii) received a written opinion of the Special Committee Financial Advisor (as defined in Section 3.16) as set forth in Section 3.16 herein;

      WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair, from a financial point of view, to the stockholders of the Company and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

      WHEREAS, the Board of Directors of the Buyer and the Merger Subsidiary deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth herein;

      WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Merger Subsidiary into the Company in accordance with the terms of this Agreement and the New York Business Corporation Law (the "NYBCL") and the General Corporation Law of the State of Delaware (the "DGCL") as a result of which the Company shall become a wholly owned subsidiary of the Buyer and whereby outstanding securities of the Company shall be treated as set forth in Article II;

      WHEREAS, certain holders of Common Shares and Company Series A Preferred have agreed to contribute such Common Shares and Company Series A Preferred to Buyer in exchange for equity interests of Buyer (the "Rollover"), all as further described in Section 2.1 of this Agreement; and

      WHEREAS, the Buyer, the Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2 below), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2 below) the Buyer shall cause to be filed with the Secretary of State of the State of New York, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3(b) below) in accordance with, the relevant provisions of the NYBCL and the DGCL and shall make all other filings or recordings required under the NYBCL and the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time"). The Merger shall have the effects set forth in Section 906 of the NYBCL and Section 252 of the DGCL.

      1.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at a location acceptable to the parties.

      1.3 Effects of the Merger. At the Effective Time:

            (a) the separate existence of the Merger Subsidiary shall cease and the Merger Subsidiary shall be merged with and into the Company, which shall be the surviving company;

            (b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit A hereto (the "Surviving Certificate of Incorporation"), and, as so amended, such Surviving Certificate of Incorporation shall be the Certificate of Incorporation of the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"); and

            (c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

      1.4 Directors and Officers. The directors and officers set forth on Exhibit B shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      1.5 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

      2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Subsidiary:

            (a) Cancellation of Treasury Shares. All shares of common stock, $.01 par value per share, of the Company ("Company Common Stock"), Series A Preferred Stock, $.05 par value per share ("Company Series A Preferred Stock"), Series B Convertible Preferred Stock, $.05 par value per share ("Company Series B Preferred Stock"), Series C Convertible Redeemable Preferred Stock, $.05 par value per share ("Company Series C Preferred Stock") and Series D Convertible Redeemable Preferred Stock, $.05 par value per share ("Company Series D Preferred Stock") (the Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock are collectively referred to as the "Company Capital Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company shall be cancelled and shall cease to exist and no Merger Consideration (as defined below) or other consideration shall be delivered in exchange therefor.

            (b) Merger Consideration. Subject to Section 2.2, shares of the Company's Capital Stock issued and outstanding immediately prior to the Effective Time, except for Rollover Shares, as defined herein, shall be automatically converted into the right to receive payments as follows:

                  (i) Other than (i) Dissenting Shares (as defined in Section 2.3(a) below), (ii) shares to be cancelled in accordance with Section 2.1(a), and (iii) those shares of Company Common Stock (the "Common Rollover Shares") listed on the Rollover Contribution Schedule attached hereto as Exhibit C (the "Rollover Contribution Schedule") to be contributed to Buyer in the Rollover, each share of Company Common Stock (the "Common Shares"), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $6.50 in cash (the "Merger Consideration"), payable to the holder thereof, without any interest thereon, less any applicable withholding taxes. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (ii) Each share of Company Series C Preferred Stock and each share of Company Series D Preferred Stock (other than (i) Dissenting Shares (as defined in Section 2.3(a) below) and (ii) shares to be cancelled in accordance with Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (A) the Merger Consideration for each share of Company Common Stock into which such share of Company Series C Preferred Stock or Company Series D Preferred Stock is eligible to be converted according to its terms, plus (B) the amount, if any, of accrued but unpaid dividends in cash, payable to the holder thereof, without any interest thereon, less any applicable withholding taxes. As of the Effective Time, all such shares of Company Series C Preferred Stock and Company Series D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Series C Preferred Stock or Company Series D Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

            (c) Rollover Shares. Pursuant to a contribution agreement entered into on or prior to the date hereof in the form attached hereto as Exhibit D (the "Contribution Agreement"), by and among Buyer, the holder of all shares of Company Series A Preferred Stock (the "Preferred Rollover Shares," and collectively with the Common Rollover Shares, the "Rollover Shares") and the holders of Common Rollover Shares, immediately prior to the Effective Time each of the Rollover Shares shall be contributed to Buyer in exchange for capital stock of Buyer; provided, however, that after the Effective Time the rights, preferences and privileges of the Company Series A Preferred Stock shall be in accordance with the applicable terms of such series of stock as set forth in the Surviving Certificate of Incorporation.

            (d) Stock held by Buyer. All shares of Company Capital Stock owned by the Buyer as of the Effective Time, and after giving effect to the consummation of the Rollover, shall remain outstanding.

            (e) Capital Stock of Merger Subsidiary. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Subsidiary ("Merger Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Subsidiary Common Stock, the Company or Merger Subsidiary, be exchanged and converted into one share of Company Series B Preferred Stock, which shall remain outstanding; provided, however, that after the Effective Time the rights, preferences and privileges of the Company Series B Preferred Stock shall be in accordance with the applicable terms of such series of stock as set forth in the Surviving Certificate of Incorporation.

      2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Capital Stock (other than Rollover Shares and Company Series A Preferred) for Merger Consideration pursuant to the Merger are as follows:

            (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer's transfer agent or a bank or trust company designated by the Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of the Company Capital Stock (other than the Rollover Shares), for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to make payments (i) of the Merger Consideration for all shares of Company Capital Stock for which Merger Consideration is to be paid and that are outstanding as of the Effective Time and (ii) of the Spread Value for all stock options and warrants for which Spread Value is to be paid (the "Exchange Fund").

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Certificates which represented shares to be cancelled in accordance with Section 2.1(a) or contributed in accordance with
Section 2.1(c)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration payable pursuant to Section 2.1(b), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, the Merger Consideration payable pursuant to Section 2.1(b) may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 2.1(b) as contemplated by this Section 2.2.

            (c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender for payment of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and payment of the Merger Consideration payable in respect thereof shall be delivered to the holder thereof as provided in this Article II.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund, including accrued interest thereon, which remains undistributed to the holders of Company Capital Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Capital Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Merger Consideration.

            (e) No Liability. To the extent permitted by applicable law, neither the Buyer, the Merger Subsidiary, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of shares of Company Capital Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

            (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      2.3 Dissenting Shares.

            (a) Dissenting Shares (as defined below in this Section 2.3(a)) shall not be converted into or represent the right to receive the Merger Consideration unless such Company stockholder shall have forfeited its right to appraisal under the NYBCL or properly withdrawn its demand for appraisal. If such Company stockholder has so forfeited or withdrawn its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Capital Stock pursuant to Section 2.1(b), and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company stockholder a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 2.1(b). For purposes of this Agreement, "Dissenting Shares" shall mean shares of Company Capital Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Company Capital Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 623 of the NYBCL and not effectively withdrawn or forfeited.

            (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

      2.4 Options; Stock Plans

            (a) For purposes of this Agreement, the term "Option" means each outstanding unexercised option to purchase shares of Company Common Stock, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any Subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement approved by the Company Board with the Company or any Subsidiary of the Company on or prior to the date hereof (including, without limitation, under the Company's Incentive Stock Option Plan, as amended, and the Company's 1996 Non-Employee Directors' Stock Option Plan, as amended (the "Non-Employee Director Plan") (collectively, the "Stock Plans").

            (b) Each Option outstanding at the Effective Time, except as otherwise provided in Section 2.4 (c) below, shall continue in full force and effect with respect to the Surviving Corporation after the Effective Time (each such Option after the Effective Time, a "Surviving Option"), and shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Stock Plans and the option agreements thereto, as in effect immediately prior to the Effective Time, except that the termination date for all such Options granted under Company's Incentive Stock Option Plan outstanding as of the Effective Time that are non-qualified stock options shall be extended to November 1, 2012; provided, however, that the number of shares of common stock of the Surviving Corporation issuable upon the exercise, and the exercise price, of each such Surviving Option shall be equitably adjusted based upon the capitalization of the Surviving Corporation so that the "embedded value" (determined by calculating the difference between the exercise price of such Surviving Option and the value of the common stock covered by such option) of each such Surviving Option immediately after the Effective Time equals (i) the product (the "Spread Value") of (A) the total number of Common Shares otherwise issuable upon exercise of the corresponding Option prior to the Effective Time and (B) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Option prior to the Effective Time. The number of shares so determined in good faith by the board of directors of the Surviving Corporation shall be conclusive and binding upon the holders of the Surviving Options. As soon as practicable following the Closing, the Surviving Corporation shall issue to each holder of a Surviving Option a document evidencing the adjustment in the number of shares of common stock of the Surviving Corporation issuable upon exercise of such Surviving Option and the exercise price of such Surviving Option in accordance with the terms of this
Section 2.4(b).

            (c) Notwithstanding the terms of Section 2.4 (b), prior to the Effective Time the Buyer or the Merger Subsidiary shall offer agreements to individual holders of Options issued under the Non-Employee Director Plan and holders of Options in connection with their employment by the Surviving Corporation pursuant to which immediately upon or promptly after the Effective Time the Buyer or the Surviving Corporation shall pay to such employees the Spread Value of all of their vested Options.

      2.5 Warrants. Pursuant to an agreement entered into on or prior to the date hereof by and among the Company, Buyer and the holder (the "Warrant Holder") of all outstanding warrants to purchase Company Capital Stock (the "Warrants"), the Warrant Holder shall receive as of the Effective Time, with respect to one-third of the shares of Company Capital Stock covered by the Warrants, Merger Consideration less the exercise price payable to the Company upon exercise of the Warrants, in exchange for cancellation of the Warrants with respect to such shares. All of the other Warrants held by the Warrant Holder shall remain in effect with the same exercise price and with all other terms thereof remaining unchanged, except for any amendments to such Warrants, if any, as may be required to keep them in existence following the Merger. The provisions of this Section related to the Warrants to remain outstanding are intended to constitute a transaction that is tax-free pursuant to Code Sections 368(a)(1)(E), 354 and 356.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Merger Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Merger Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

      3.1 Organization, Standing and Power; Subsidiaries.

            (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event, circumstance or development, individually or when taken together with all other such similar or related changes, events, circumstances or developments, that (i) has a material adverse effect on, or is reasonably likely to have a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or delays the ability of the Company to consummate the transactions contemplated by this Agreement beyond the Outside Date, other than effects due to (A) general economic, market or political conditions, (B) matters generally affecting the industry in which the Company operates, (C) any matters that arise from matters disclosed in the Company Disclosure Schedule or the Company SEC Reports as of the date of this Agreement or (D) any matters resulting from the execution, delivery, performance or announcement of this Agreement and the transactions contemplated hereby. An adverse change in the stock price of the Company Common Stock shall not, in and of itself, be deemed to have a Company Material Adverse Effect. For the avoidance of doubt, the Parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the second to last sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

            (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (as defined below in this

Section 3.1(b)) of it directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any Subsidiary of it, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which
(i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

            (c) The Company has made available to the Merger Subsidiary complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company has made available to the Merger Subsidiary complete and accurate copies of the charter, bylaws or other organizational documents, each as amended to date, of each Subsidiary of the Company. No subsidiary of the Company is in violation of any of the provisions of its charter or bylaws.

      3.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Series A Preferred Stock, 90 of which are outstanding, (ii) 375,000 shares of Company Series B Preferred Stock, none of which is outstanding, (iii) 110 shares of Company Series C Preferred Stock, 9.3 shares of which are outstanding and convertible into 88,640 shares of Company Common Stock, (iv) 260 shares of Company Series D Preferred Stock, 250 shares of which are outstanding and convertible into 708,215 shares of Company Common Stock, (v) 624,540 shares of undesignated preferred stock, none of which is outstanding, and (vi) 20,000,000 shares of Common Stock, of which 5,039,898 shares are outstanding as of May 13, 2005.

            (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to options to purchase or acquire Company Common Stock (individually a "Company Stock Option" and collectively, the "Company Stock Options") granted and outstanding as of the date of this Agreement and the Company's Non-Employee Directors Stock Option Plan and 1993 Incentive Stock Option Plan (collectively, the "Company Stock Plans") or other arrangements under which such Company Stock Options were granted. The Company previously provided to the Buyer a complete and accurate list of all holders of outstanding Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common

Stock subject to such Company Stock Option and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. Section 3.2(b) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement and the agreement or other document under which such warrants or such other rights were granted. The Company previously provided to the Buyer a complete and accurate list of all holders of warrants or such other rights indicating the number and type of shares of Company Common Stock subject to each warrant or such other rights, and the exercise price, the date of grant and the expiration date thereof. Section 3.2(b) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance upon conversion of the shares of Company Series C Preferred Stock and Company Series D Preferred Stock outstanding as of the date of this Agreement.

            (c) Except (x) as set forth in Section 3.2(c) of the Company Disclosure Schedule and in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any Subsidiary of it (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of it is a party or by which the Company or any Subsidiary of it is bound obligating the Company or any Subsidiary of it to issue, exchange, transfer, or sell, or cause to be issued, exchanged, transferred or sold, additional shares of capital stock or other equity interests of the Company or any Subsidiary of it or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any Subsidiary of it to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any Subsidiary of it has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Subsidiary of it to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary or any other securities of the Company or any Subsidiary of it, or to provide funds to or make any material investment in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of any Subsidiary of the Company entered into in the usual, regular and ordinary course of business, substantially in the same manner as previously conducted (the "Ordinary Course of Business"). Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any Subsidiary of it. For purposes of this Agreement, the term "Affiliates" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act, provided, however, the term "Affiliate" when used with respect to the Company shall mean any business entity in which the Company owns directly or indirectly 50% or more of the total voting power. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any Subsidiary of it is a party or by which it or they are bound with respect to any equity security of any class of the Company or any Subsidiary of it or with respect to any equity security, partnership interest or similar ownership interest of any class of any Subsidiary of it.

            (d) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights, except as set forth in Section 3.2(d) of the Company Disclosure Schedule.

      3.3 Authority; No Conflict; Required Filings and Consents.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the "Company Voting Proposal") by the Company's stockholders under the NYBCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board or a special committee of the Company Board, at a meeting duly called and held, duly (i) determined that the Merger is fair from a financial point of view to the stockholders of the Company, (ii) approved this Agreement in accordance with the provisions of the NYBCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in equity or law).

            (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company or (ii) except as set forth in Section 3.3(b)(1) or Section 3.3(b)(2) of the Company Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, require any payment in excess of $1,000 or more under, or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any Subsidiary of it is a party or by which any of them or any of their properties or assets may be bound.

            (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any domestic (federal, state or local) or foreign court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by the Company or any Subsidiary of it in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the New York Secretary of State and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of such reports, schedules or materials in accordance with applicable requirements of the Nasdaq National Market ("Nasdaq") and (v) with respect to the Rollover, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

            (d) Except as set forth in Section 3.3(b)(1) or Section 3.3(b)(2) of the Company Disclosure Schedule, the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, including the holders of the Company Series C Preferred Stock and Company Series D Preferred Stock voting on an as-converted basis, on the record date for the Company Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      3.4 SEC Filings; Financial Statements; Information Provided.

            (a) The Company has made available to the Buyer true and complete copies of all registration statements, forms, reports and other documents filed with the SEC prior to the date hereof. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis,
(ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of the Exchange Act.

            (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of December 31, 2004 is referred to herein as the "Company Balance Sheet."

            (c) Except as disclosed in Section 3.4(c) of the Company Disclosure Schedule and the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2004, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any material liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the balance sheet included in the most recent financial statements of the Company included in the Company SEC Reports filed prior to the date of this Agreement and liabilities incurred in the Ordinary Course of Business.

            (d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

            (e) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company containing information required by Regulation 14A under the Exchange Act, and if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the "Proxy Statement") to be filed with the SEC and sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to be called pursuant to Section
6.4 hereof to consider the Company Voting Proposal (the "Company Stockholders' Meeting"), shall, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the date the Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders' Meeting, the Proxy Statement shall not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting any fact or event relating to the Company or any Subsidiary of it which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

      3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

      3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to
Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

      3.7 Taxes.

            (a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and any Subsidiary of it for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any Subsidiary of it is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and
(ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

            (b) The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service as specified in
Section 3.7(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary of it by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary of it has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any Subsidiary of it was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary of it has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      3.8 Owned and Leased Real Properties.

            (a) Section 3.8(a) of the Company Disclosure Schedule lists all real property owned by the Company (collectively, the "Real Properties"). The Company has good and marketable title to the Real Properties free and clear of all Liens except (i) as identified in Section 3.8(a) of the Company Disclosure Schedule, (ii) liens for current taxes not yet due, (iii) minor imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operation of the Company, and (iv) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.

            (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any Subsidiary of it (collectively "Company Leases") and the location of the premises. Neither the Company nor any Subsidiary of it nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

      3.9 Intellectual Property.

            (a) The Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or that would be necessary as such business is currently planned to be conducted (in each case excluding generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs,
(iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

            (b) Except as set forth in Section 3.3(b)(1) or Section 3.3(b)(2)of the Company Disclosure Schedule, the execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify in any manner, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any Subsidiary of it (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any Subsidiary of it is a party and pursuant to which the Company or any Subsidiary of it is authorized to use any third party Intellectual Property, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any Subsidiary of it (the "Third Party Intellectual Property"). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property.

            (c) To the best of the Company's knowledge, all patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any Subsidiary of it and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.

            (d) To the best of the Company's knowledge, none of the (i) products currently sold by the Company or any Subsidiary of it or (ii) business or activities currently conducted by the Company or any Subsidiary of it infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. Neither the Company nor any Subsidiary of it has received any claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property of any third party.

      3.10 Agreements, Contracts and Commitments

            (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the following contracts and agreements (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound (the "Company Material Contracts"):

                  (i) any agreement (or group of related agreements) for the purchase or sale of products, raw materials or supplies or for the furnishing or receipt of services (A) providing for payments to or from the Company in excess of $50,000 per annum or (B) in excess of $100,000 in the aggregate for the remainder of the term;

                  (ii) any agreement for the purchase or other acquisition of any material assets or material business involving expenditure in excess of $500,000 in a transaction or series of related transactions (it being understood that any business or asset or series of related assets for which the Company or any Subsidiary of the Company paid in excess of $500,000 shall be deemed material for purposes of this provision);

                  (iii) any fulfillment or warehouse agreement;

                  (iv) any agreement related to catalogue publishing;

                  (v) any call center agreement;

                  (vi) any advertising or marketing agreement, including without limitation any such agreement relating to (1) on-line affiliate marketing programs, (2) opt-in list aggregation agreements with news or entertainment Internet sites, or (3) Internet search listing or similar arrangements;

                  (vii) any agreement relating to Web hosting, Web services, Web development, Web design, information technology services or other similar arrangements, and any service level agreements related to any of the foregoing;

                  (viii) any agreement with UPS, DHL or any other common carrier whose services amount to at least 15% of the Company's products shipped in the most recently completed fiscal year or the current fiscal year of the Company, measured by the retails sales prices of such products;

                  (ix) any agreement for the manufacture of the Company's products;

                  (x) any license, sublicense or other agreement pursuant to which the Company or any Subsidiary of the Company is authorized to use any Third Party Intellectual Property;

                  (xi) any agreement establishing a partnership or joint venture;

                  (xii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

                  (xiii) any employment or other agreement obligating the Company to maintain employment or engage a person for consulting services for any particular period;

                  (xiv) any employment or other agreement containing provisions obligating the Company to make severance payments upon termination of employment or a consulting relationship or obligating the Company to maintain employment or engage a person for consulting services upon the consummation of the Merger;

                  (xv) any agreement involving any officer or director of the Company;

                  (xvi) any agreement under which the Company or any Subsidiary of it granted or was granted marketing, distribution or sales rights with respect to any product, industry, customer segments, geographical area or otherwise;

                  (xvii) any agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of it is a party or is subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any Subsidiary of it in any material respect, in any geographic area, for any period of time; and

                  (xviii) any other agreement (or group of related agreements)
(A) providing for payments to or from the Company in excess of $50,000 per annum or (B) in excess of $100,000 in the aggregate for the remainder of the term.

      The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract. Except as set forth on section 3.10(a) of the Company Disclosure Schedule, each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. All Material Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such Subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to the general principles of equity, and except with respect to any such failure to be valid and binding, in full force and effect or enforceable which could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of it nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract except for those defaults that would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company SEC Reports and Section 3.10(b) of the Company Disclosure Schedule disclose each contract or agreement to which the Company or any Subsidiary of it is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements have heretofore been made available to the Buyer. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Subsidiary of it has entered into any transaction with any Affiliate of the Company or any Subsidiary of it or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

      3.11 Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary of the Company. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary of it relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any Subsidiary of the Company.

      3.12 Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect:

            (a) the Company and each of its Subsidiaries have at all times materially complied with, and are currently in material compliance with, applicable Environmental Laws;

            (b) to the Company's knowledge, there are no circumstances or conditions involving the Company or any Subsidiary of it that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the use or transfer of any property of the Company or any Subsidiary of it pursuant to any Environmental Law that would result in a payment by the Company in excess of $50,000;

            (c) there are no liens against any of the properties currently leased or operated by the Company or any Subsidiary of it arising under any Environmental Law; and

            (d) the Company has received no written notice of any violation, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

      For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      For purposes of this Agreement, "Hazardous Substance" means any substance the presence of which requires investigation or remediation under any Environmental Law.

      3.13 Employees; Employee Benefit Plans.

            (a) The Company has previously disclosed to Buyer a complete and accurate list of the names and titles of all year-round employees (whether full or part time) of the Company or any Subsidiary of the Company and each such employee's date of hire, current annual base compensation, and, if applicable, current incentive or bonus compensation target compensation levels.

            (b) Section 3.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any Subsidiary of it or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

            (c) With respect to each Company Employee Plan, the Company has made available to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and each other contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and
(vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

            (d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. Neither the Company nor any Subsidiary of it maintain or are obligated to contribute to (or have ever maintained or been obligated to contribute to) any Employee Benefit Plan that is subject to Title IV of ERISA (including without limitation Subtitle E of such Title IV) or to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule or as required pursuant to Part 6 of Title I of ERISA and Section 4980B of the Code (collectively, "COBRA"), no Company Employee Plan provides any post-employment health or other welfare benefit coverage.

            (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

            (f) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Subsidiary of it is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any Subsidiary of it
(A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of it of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary of it that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any Subsidiary of it, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company or a Subsidiary of it (as the case may be) has the right to reduce any amount otherwise payable or creditable that would (if paid or credited) be an "excess parachute payment" under Section 280G(b)(1) of the Code to such an extent that no such excess parachute payment will exist after such reduction is applied. Neither the Company nor any Subsidiary of it is under any obligation (and the Buyer will be under no such obligation) to indemnify any stockholder, director, officer or employee of the Company or any Subsidiary of it against the tax imposed by Section 4999 of the Code or to "gross up" any such person for the effects of such tax.

            (g) All Company Employee Plans are maintained and operated in accordance with all applicable Laws (as such term is defined in this Agreement) and at all times have been so maintained and operated. Without limiting the generality of the foregoing, to the extent applicable each Company Employee Plan is in material compliance with all applicable provisions of ERISA and the Code (including without limitation the "prohibited transaction" provisions of Section 406 of ERISA and Section 4975 of the Code, the requirements of COBRA, the requirements of Part 7 of Title I of ERISA ("HIPAA"), and the requirements of Section 414(u) of the Code ("USERRA")).

      3.14 Compliance With Laws; License and Permits.

            (a) The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any domestic (federal, state or local) or foreign statute, law, ordinance, rule, permit, writ, regulation, judgment, injunction, decree or order (each a "Law" and collectively, "Laws") with respect to the conduct of its business, or the ownership or operation of its properties or assets, except where the failure to so comply, or any such violation, would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity ("Permits") necessary for the Company and its Subsidiaries to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and, to the knowledge of the Company, no violation, suspension or cancellation of any of the Company Permits is pending or threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

      3.15 Assets. The Company or one of its Subsidiaries owns or leases all material tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Except as disclosed in section 3.8(a) of the Company Disclosure Schedule, all of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted (collectively, "Permitted Liens"). The Company's and each of its Subsidiaries' buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its Subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

      3.16 Opinion of Financial Advisor. The financial advisor of the Special Committee, Houlihan, Lokey, Howard & Zukin (the "Special Committee Financial Advisor"), has delivered to the Special Committee and the Company Board an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Capital Stock (other than holders of the Rollover Shares) from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

      3.17 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any Subsidiary of it, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Covington Associates, LLC, the financial advisor to the Company (the "Company Financial Advisor") and the Special Committee Financial Advisor, whose fees and expense shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

      3.18 Special Committee and Company Board Recommendations. The Special Committee has, as of the date of this Agreement, (i) adopted this Agreement and
(ii) recommended that the Company Board adopt this Agreement. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) adopted this Agreement, (ii) determined that the Merger is fair to the holders of Company Capital Stock (other than the holders of Rollover Shares), and (iii) subject to the provisions of Section 6.4 hereof, resolved to recommend that the stockholders of the Company adopt this Agreement.

      3.19 Labor Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (d) none of the employees of the Company or any of its Subsidiaries is represented by a labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does nay question concerning representation exist concerning such employees, (e) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board or any similar state of foreign agency, (g) there is no grievance arising out of any collective bargaining agreement, (h) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress and (j) there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary of the Company and its present and former officers and employees.

      3.20 Insurance. Set forth in Section 3.20 of the Company Disclosure
Schedule is a list of all insurance policies maintained by the Company and each of its Subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. As of the date hereof, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its Subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its Subsidiaries.

      3.21 State Takeover Statutes. As currently contemplated by the Agreement, the Board of Directors of the Company has taken all actions so that no Takeover Statute (as defined in Section 6.12) applicable to the Company shall be applicable to the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF THE
                         BUYER AND THE MERGER SUBSIDIARY

      The Buyer and the Merger Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Merger Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV.

      4.1 Organization, Standing and Power. Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer or the Merger Subsidiary to consummate the transactions contemplated by this Agreement other than effects due to (A) general economic, market or political conditions, (B) matters generally affecting the industry in which the Company operates, (C) any matters that arise from matters that are disclosed in the Buyer Disclosure Schedule or (D) any matters resulting from the execution, delivery, performance or announcement of this Agreement and the transactions contemplated hereby.

      4.2 Authority; No Conflict; Required Filings and Consents.

            (a) Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Merger Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Merger Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Merger Subsidiary, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in equity or law).

            (b) The execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary do not, and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Buyer or the Merger Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Merger Subsidiary's assets under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Merger Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or
(iii) subject to compliance with the requirements specified in clause (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Merger Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

            (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by the Buyer or the Merger Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Merger Subsidiary or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the New York Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

      4.3 Capitalization. The authorized capital stock of the Buyer consists of
(i) 8,405,000 shares of common stock, $.001 par value per share, of which 3 shares are outstanding as of the date hereof, and (ii) 4,500,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding as of the date hereof. The authorized capital stock of the Merger Subsidiary consists of (i) 8,405,000 shares of common stock, $.001 par value per share, of which 1 share is outstanding as of the date hereof, and

(ii) 4,500,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding as of the date hereof.

      4.4 Information Provided. Any information to be supplied by or on behalf of the Buyer and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders' Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting any fact or event relating to the Buyer or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

      4.5 Operations of the Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.6 Financing of the Buyer. The Buyer has previously delivered to the Company copies of equity and debt financing commitment letters pursuant to which Buyer intends to obtain the funds necessary to pay the aggregate Merger Consideration and Spread Value (the "Financing Commitments").

      4.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or the Merger Subsidiary which individually or in the aggregate has had, or is reasonably likely to have, a Buyer Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

      4.8 Ownership of Company Capital Stock. As of the date of this Agreement, none of the Buyer, the Merger Subsidiary or, to the knowledge of the Buyer, any of the Buyer's affiliates or associates (as such terms are defined in the Exchange Act) (i) beneficially owns or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposition of, in the case of either clause (i) or (ii), shares of Company Capital Stock other than the Rollover Shares.

                                   ARTICLE V
                               CONDUCT OF BUSINESS

      5.1 Covenants of the Company. Except as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act in the Ordinary Course of Business; pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations); comply with all applicable laws, rules and regulations and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties; keep available the services of its present officers and employees; preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; and use its commercially reasonable best efforts to fulfill each of the conditions to effect the Merger that is to be performed by Company pursuant to Article VII. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary of it to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or dividends payable to the holders of Company Series C Preferred Stock and Company Series D Preferred Stock); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants outstanding on the date of this Agreement or upon the conversion of Series C Preferred Stock or Series D Preferred Stock in accordance with their terms as in effect on the date hereof);

            (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

            (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside of the Ordinary Course of Business or that are material to the Company and its Subsidiaries, taken as a whole;

            (e) except for sales in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any Subsidiary of it;

            (f) sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole, (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiary of it) either through a single transaction or a series of transactions;

            (g) adopt or implement any stockholder rights plan;

            (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all, substantially all or a portion of the assets or securities of the Company and its Subsidiaries, taken as a whole;

            (i) incur or suffer to exist any indebtedness for borrowed money (other than (x) such indebtedness which existed as of December 31, 2004 as reflected on the Company Balance Sheet, (y) additional indebtedness in the Ordinary Course of Business in the aggregate amount of less than $250,000, and
(z) additional indebtedness under the line of credit in place as of the date of this Agreement to pay its obligations under its settlement agreement with 538 Madison Avenue) or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of it, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

            (j) make any capital expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

            (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required under GAAP, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, of claims, liabilities or obligations in the Ordinary Course of Business and consistent with the liabilities reflected or reserved against in the financial statements of the Company or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any Subsidiary of it is a party;

            (m) other than in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any Subsidiary of it is a party, or waive, release or assign any material rights or claims (including write-offs or other compromises of accounts receivable of the Company or any Subsidiary of it which are material either singularly or in the aggregate);

            (n) except as otherwise permitted in this Agreement and other than in the Ordinary Course of Business (i) enter into any material contract or agreement or (ii) license any material intellectual property rights to or from any third party;

            (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of or pay any bonus, other than in the Ordinary Course of Business, to, any director, officer, employee or consultant, (iii) except as otherwise permitted in this Agreement, amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) other than in the Ordinary Course of Business, pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any stock-based awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, other stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder or (vi) other than in the Ordinary Course of Business, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

            (p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

            (q) open or close any facility or office;

            (r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

            (s) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

            (t) settle or compromise any pending or threatened suit, action, claim or litigation (except in the Ordinary Course of Business and with prior written notice to Buyer), the settlement or compromise of which would result in payments by the Company in excess of $50,000;

            (u) take any action or omit to take any action, out of the Ordinary Course of Business, that would have the effect of increasing Working Capital in an amount that would cause the condition set forth in Section 7.2(j) to be met where in the absence of such action or omission such condition would not be met at the Effective Time; or

            (v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

      5.2 Covenants of the Buyer and Merger Subsidiary.

            (a) Except as consented to in writing by the Company, the Buyer shall, and shall cause the Merger Subsidiary to, use its commercially reasonable best efforts to fulfill each of the conditions to effect the Merger that is to be performed by the Buyer or the Merger Subsidiary, as the case may be, pursuant to Article VII.

            (b) The Buyer shall use its commercially reasonable best efforts to consummate the Financing Commitments so as to have the necessary funds available at Closing to consummate the Merger.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      6.1 No Solicitation.

            (a) No Solicitation or Negotiation. Except as set forth in this
Section 6.1, the Company shall not, nor shall it authorize or permit any Subsidiary of it or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

                  (i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below in Section 6.1(f)); or

                  (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

            Notwithstanding the foregoing and subsection (e) below, prior to the adoption of this Agreement at the Company Stockholders' Meeting (the "Specified Time"), the Company may, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom the Company had discussions or to whom the Company furnished information prior to the date hereof) that the Company Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisor reasonably may likely lead to a Superior Proposal (as defined below in Section 6.1(f)) and that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with
Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any Subsidiary of it, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

            (b) No Change in Recommendation; No Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

                  (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Merger Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

                  (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

                  (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

            Notwithstanding the foregoing, the Company Board or the Special Committee may, to the extent the Company Board or the Special Committee, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, (A) take any of the actions referred to in clause (i) and, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, clauses (ii) or
(iii) of the first sentence of this Section 6.1(b); and (B) terminate this Agreement pursuant to Section 8.1(f).

            (c) Notices to the Buyer; Additional Negotiations. The Company shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposals, which notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall inform Buyer promptly (and in any event within 24 hours) of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that, to the Company's knowledge, is considering making, or has made, an Acquisition Proposal. The Company shall provide Buyer with copies of all documents received from (to the extent such documentation sets forth the terms or conditions of such Acquisition Proposal) or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal. The Company will promptly (and in any event within 24 hours) provide to Buyer any non-public information concerning the Company provided to any other party in connection with an Acquisition Proposal which was not previously provided to Buyer.

            (d) Certain Permitted Disclosure. Nothing contained in this Section
6.1 or in Section 6.4 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board or any special committee thereof, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law and provided any position so taken or disclosed is otherwise consistent with the Company's obligations under this
Section 6.1 and Section 6.4; provided, however, that, except as set forth in
Section 6.1(b), in no event shall the Company Board or any special committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger.

            (e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

            (f) Definitions. For purposes of this Agreement:

            "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 20% of its equity securities or
(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

            "Superior Proposal" means any unsolicited, bona fide written offer that would become legally binding upon execution and delivery by the parties, made by a third party to acquire substantially all the equity securities or substantially all or a portion of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Capital Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Company Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      6.2 Proxy Statement.

            (a) As promptly as practicable after the execution of this Agreement the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall endeavor to promptly respond to any comments of the SEC. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company at the earliest practicable time. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

            (b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      6.3 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request; provided, however, the Company may restrict the foregoing access (i) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any Subsidiary of the Company requires the Company or any such Subsidiary to restrict access to any properties or information, (ii) to the extent that such access would violate any existing confidentiality or similar non-disclosure obligation, or (iii) to preserve attorney client and work product privileges. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      6.4 Company Stockholders' Meeting.

            (a) The Company, acting through the Company Board or the Special Committee, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Proxy Statement, the Company Stockholders' Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board, based upon the recommendation of the Special Committee, shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the NYBCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting.

            (b) The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the NYBCL, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

      6.5 Legal Conditions to the Merger.

            (a) Subject to the terms hereof, the Company and the Buyer shall each use its commercially reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions in Sections 7.1 and Section 7.2, in the case of the Company, and Section 7.1(b) and (c) and Section 7.3, in the case of the Buyer and Merger Subsidiary, to be fulfilled, and to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party all consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and any other applicable federal or state antitrust or similar laws, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

            (b) The Company shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

      6.6 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

      6.7 [Intentionally omitted]

      6.8 Indemnification.

            (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six (6) years from the Effective Time, to maintain any provisions regarding exculpation and to assume, honor and fulfill all of the Company's obligations to indemnify and hold harmless (including the obligation to advance expenses) each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement. For avoidance of doubt, the Surviving Corporation shall assume, honor and fulfill in all respects the obligations of the Company or any Subsidiary of the Company under any indemnification agreements contained in employment agreements. In the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof by counsel reasonably satisfactory to the Indemnified Parties and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.8 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving

Corporation shall take no action, which would conflict with the performance by the Surviving Corporation of its duties under this Section 6.8.

            (b) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Buyer) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage or if substantially equivalent insurance coverage is not available, the most advantageous directors' and officers' liability insurance policy obtainable for an annual premium equal to 100% of the annual premium as of the Effective Date.

            (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or, at the Buyer's option, the Buyer, assume the obligations set forth in this Section 6.8.

            (d) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The provisions of this Section
6.8 shall survive the closing of the transactions contemplated hereby.

      6.9 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Merger Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      6.10 Exemption from Liability Under Section 16(b). The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of
Section 16(a) of the Exchange Act of Company Common Stock and of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      6.11 Employees; Employee Benefit Matters.

            (a) The Buyer agrees that, during the period commencing on the Effective Time and ending on the first anniversary thereof, to the extent permitted by law, it will provide or cause the Surviving Corporation to provide employees of the Company who become employees of the Surviving Corporation as of the Effective Time ("Covered Employees") with employee benefit plans, programs and arrangements which in the aggregate are substantially comparable to those currently provided by the Company and its Subsidiaries (other than stock or other plans involving the potential issuance of securities of the Company). For purposes of employee benefit plans, programs and arrangements provided to Covered Employees maintained or contributed to by the Buyer or any of its Subsidiaries, the Buyer shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to the Buyer and its Subsidiaries, solely for the purpose of eligibility to participate and vesting thereunder.

            (b) The Buyer will honor, and cause the Surviving Corporation to honor, pursuant to their terms, all employee severance plans and employment, change of control or severance agreements of the Company or its Subsidiaries that are specifically identified in Section 6.11(b) of the Company Disclosure Schedule.

      6.12 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company Board, on the one hand, and the Buyer and Merger Subsidiary and their respective boards of directors, on the other hand, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      6.13 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall use reasonable best efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

      6.14 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the Nasdaq and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

      6.15 Financing Cooperation. The Company shall provide, and shall cause its Subsidiaries and the Company representatives to provide, all reasonable cooperation in connection with the arrangement of any financing of the Buyer, its Subsidiaries or the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement (the "Financing") including, without limitation, (a) promptly providing to Buyer's financing sources all material financial information in their possession with respect to the Company and the transactions contemplated by this Agreement as reasonably requested by Buyer or Buyer's financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the transactions, provided such financing sources shall be deemed to be one of Buyer's "representatives" under the Confidentiality Agreement and subject to all obligations imposed therein upon a "representative," (b) making the Company's senior officers and other Company representatives reasonably available to Buyer's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Buyer's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

      6.16 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Buyer or Merger Subsidiary, as applicable, and their directors relating to the Merger and the transactions contemplated by this Agreement. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to this Agreement or the Merger, without the prior written consent of Buyer (which will not be unreasonably conditioned, withheld or delayed). The Company will not voluntarily cooperate with any third party, which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Buyer to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

      7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders' Meeting in accordance with the NYBCL, the Company's certificate of incorporation and by-laws.

            (b) Governmental Approvals. Other than the filing of the Certificates of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, except where the failure of which to file, obtain or occur is not reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect.

            (c) No Injunctions. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

      7.2 Additional Conditions to Obligations of the Buyer and the Merger Subsidiary. The obligations of the Buyer and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Subsidiary in their sole discretion:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except where the failure to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifications contained in any specific representation or warranty), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

            (c) Certain Events. A Company Material Adverse Effect shall not have occurred from and after the date of this Agreement.

            (d) Rollover. The Stockholders of the Company that are party to the Contribution Agreement shall have consummated the Rollover.

            (e) Officers' Certificate. At the Closing, the Company shall deliver an Officers' Certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer, as representatives of the Company, and not in their individual capacities, and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 7.2(a), (b), (c), (g), (i) and (j) have been satisfied.

            (f) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Special Committee and the Company Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the resolutions duly adopted by the Company's stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

            (g) Consents. The Company shall have delivered to Buyer all consents, waivers and approvals of parties to any contract or agreement as described in Section 3.3(b)(1) of the Company Disclosure Schedule. The Company shall have delivered to Buyer all consents, waivers and approvals of parties to any contract or agreement as described in Section 3.3(b)(2) of the Company Disclosure Schedule as are required under such contract or agreement in connection with the Merger, or as are required for any contract or agreement to remain in full force and effect without limitation or modification after the Effective Time, except where the failure of which to obtain one or more of such consents, waivers and approvals is not reasonably likely to have, directly or indirectly, a Company Material Adverse Effect.

            (h) Director Resignations. Except as set forth in Exhibit B, at the Closing, the Company shall deliver signed letters of resignation from each director of the Company and each of its Subsidiaries pursuant to which each such director resigns from his or her position as a director of the Company or such Subsidiary and makes such resignation effective at or prior to the Effective Time.

            (i) Information Technology Audit. Within no more than 30 days after the date of this Agreement, the Company will have caused to have been commenced an audit of the Company's procedures for securing its internal information technology systems, performed by a third party firm expert in such systems and audits, which firm is reasonably acceptable to the Buyer.

            (j) Net Working Capital. Closing Net Working Capital shall be at least $6,000,000.

      For the purposes of Section 7.2(j):

            "Closing Net Working Capital" means Net Working Capital as of the last date of the calendar month prior to the month in which the Closing occurs; provided that Expenses of the Company, as defined in Section 8.3(a), shall be based upon a reasonable estimate of such Expenses as of the Effective Time, giving effect to any fees or expenses arising as a result of the consummation of the Merger; and provided, further, that an amount shall be added as an Expense equal to any amount reasonably anticipated for expenses in connection with all litigation threatened, commenced or otherwise arising after the date hereof up to the amount of the deductibles payable under the Company's insurance policies.

            "Net Working Capital" means the result, in dollars, of subtracting current liabilities (which shall include without limitation accounts payable, short-term borrowings under the Company's line of credit, income taxes payable, current portion of long-term debt, current portion of capital leases, and accrued expenses) from current assets (which shall include without limitation cash and cash equivalents, accounts receivable, inventory, prepaid expenses, and deferred income taxes) determined in accordance with United States GAAP (as modified, to the extent applicable, by the phrase commencing "provided that" at the end of this sentence) applied consistently with past practice and in accordance with the March 31, 2005 balance sheet of the Company previously provided to the Buyer, provided that current liabilities shall include in any event all Expenses of the Company and shall include a reasonable estimate of all such Expenses arising through the Effective Time, giving effect to the consummation of the Merger, incurred or to be incurred, whether or not invoiced and whether or not accrued for accounting purposes, including without limitation all fees and disbursements of the Company Financial Advisor and the Special Committee Financial Advisor (but excluding (a) any Expenses incurred by Buyer or Merger Subsidiary in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereunder, and (b) (i) the total amount accrued as of the Effective Date for payment by the Company relating to the settlement of litigation involving the Company's lease with 538 Madison Realty Company LLC (the "Lease Dispute") plus (ii) the actual amount paid by the Company in connection with the Lease Dispute before the Effective Time, in the aggregate not to exceed $2,200,000).

            The Company shall prepare and deliver to the Buyer and Merger Subsidiary, not less than eight (8) business days prior to the Closing, the calculation of Closing Net Working Capital, together with copies of all worksheets and supporting materials created in connection with preparing the calculation, duly certified by the Company's Chief Financial Officer.

      If the Buyer disagrees with the calculation of Closing Net Working Capital prepared pursuant this Section, it shall give notice to the Company of such disagreement no later than two business days after the Buyer's receipt of the Company's calculation. Any notice of disagreement given by the Buyer shall set forth in reasonable detail the particulars of such disagreement. The Buyer and the Company shall then use reasonable efforts to resolve such disagreement for a period of one business day following the Buyer's giving of such notice. If the disagreement is not resolved in its entirety by the end of such business day, then such disagreement, or that part of the disagreement that remains unresolved, shall be submitted to PricewaterhouseCoopers (the "Independent Accountant"). The Independent Accountant shall make a determination of Closing Net Working Capital, based solely on written materials submitted by the Buyer and the Company to the Independent Accountant, and deliver such determination in writing to the Buyer and the Company within three business days after it receipt of such materials. The decision of the Independent Accountant as to Closing Net Working Capital shall be final and binding upon the Buyer and the Company and shall constitute Closing Net Working Capital for purposes of this Agreement. The Purchaser and the Company shall each pay one-half of the fees and expenses of the Independent Accountant with respect to the resolution of the dispute.

            (k) CEO Employment Agreement. The Company shall have entered into an amended employment agreement with Elisabeth B. Robert, President and CEO, pursuant to which the term of her current employment agreement shall have been extended to the anniversary date of such agreement in 2010 and Ms. Robert's compensation beginning on and after the anniversary date in 2007 being subject to renegotiation on mutually agreeable terms.

      7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company in its sole discretion:

            (a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Merger Subsidiary pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except for changes contemplated by this Agreement and where the failure to be true and correct (without giving effect to any materiality or Buyer Material Adverse Effect qualifications contained in any specific representation or warranty), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect.

            (b) Performance of Obligations of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

            (c) Officers' Certificate. At the Closing, the Buyer and Merger Subsidiary shall deliver an Officers' Certificate, duly executed by the Buyer's and Merger Subsidiary's Chief Executive Officer and Chief Financial Officer, as representatives of the Buyer and Merger Subsidiary, and not in their individual capacities, and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 7.3(a) and (b) have been satisfied.

            (d) Certified Copies. At the Closing, the Buyer and Merger Subsidiary shall deliver certified copies of (i) the resolutions duly adopted by the Buyer and Merger Subsidiary Boards authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the resolutions duly adopted by the Buyer and Merger Subsidiary's stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Buyer and Merger Subsidiary as then in effect immediately prior to the Effective Time.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party) whether before or after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Merger Subsidiary:

            (a) by mutual written consent of the Buyer, the Merger Subsidiary and the Company; or

            (b) by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 2005 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

            (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by either the Buyer or the Company if at the Company Stockholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

            (e) by the Buyer, if: (i) a majority of the members of the Company Board (or any special committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in any manner adverse to Buyer; (ii) the Company Board (or any special committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any special committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (iv) the Company shall have, in violation of this Agreement, willfully failed to hold the Company Stockholders' Meeting and submit the Company Voting Proposal to the Company's stockholders by the date which is one business day prior to the Outside Date; or

            (f) by the Company, if the Company Board (or any special committee thereof) in response to a Superior Proposal that did not result from a breach of
Section 6.1 determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate this Agreement; provided, that (i) the Company has, at least five (5) business days prior to such termination, notified the Buyer in writing that it has received a Superior Proposal, (ii) the Buyer shall not have made, within five (5) business days of receipt of such notice, a binding written offer that the Company Board (or any special committee thereof) determines in good faith, after consultation with its financial advisor and its legal counsel, provides benefits to the Company's stockholders at least equal to those of such Superior Proposal and (iii) the Company intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal or to seek an alternative Acquisition Proposal on terms at least comparable to those of the Superior Proposal; or

            (g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure to perform from the Buyer, provided that such time period shall be extended to 20 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period; or

            (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that such time period shall be extended to 20 business days if the Buyer has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.17 and 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

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

      8.3 Fees and Expenses.

            (a) Except as set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, financial advisors, banks, other financial institutions, accountants, financial printers, proxy solicitors, experts and consultants to a party hereto, as well as any topping and/or fairness opinion fees) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the financing thereof, and all other matters contemplated by this Agreement and the closing thereof.

            (b) The Company shall pay Buyer a termination fee of $1,600,000 upon the earliest to occur of the following events (each, a "Termination Event"), (i) termination of this Agreement by the Buyer pursuant to Section 8.1(e); (ii) termination of this Agreement by the Buyer or the Company pursuant to Section 8.1(d) if (A) prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or a person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and the Company Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisor that such Acquisition Proposal reasonably may likely lead to a Superior Proposal and (B) the Company enters into an agreement with respect to, or the consummation of, such Acquisition Proposal within 270 days of the termination of this Agreement pursuant to Section 8.1(d); or (iii) termination of this Agreement by the Company pursuant to Section 8.1(f). The expenses and fee payable pursuant to this Section 8.3(b) shall be paid by wire transfer of immediately available funds promptly upon termination of this Agreement, but in no event later than three business days after the date of the first to occur of the events described in this Section 8.3(b).

            (c) The Company shall reimburse the Buyer for up to $500,000 of Expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination, in the event of (i) the termination of this Agreement by the Buyer pursuant to Section 8.1(g), or (ii) the termination of this Agreement by either the Buyer or the Company pursuant to
Section 8.1(d) if (A) prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or a person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and the Company Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisor that such Acquisition Proposal reasonably may likely lead to a Superior Proposal (and if such Acquisition Proposal is consummated, the Company shall pay the $1,600,000 termination fee set forth in Section 8.3(b) less the expenses actually reimbursed pursuant to this Section 8.3(c)) or (B) the Company enters into an agreement with respect to, or the consummation of, an Acquisition Proposal within 270 days of the termination of this Agreement pursuant to Section 8.1(d). The Company shall reimburse the Buyer for up to $400,000 of Expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination, in the event of the termination of this Agreement by the Buyer pursuant to Section 8.1(d) under circumstances not covered by Section 8.3(b) or the first sentence of this Section 8.3(c). The expenses payable pursuant to this
Section 8.3(c) shall be paid by wire transfer of next-day funds within three business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(c).

            (d) The Buyer shall reimburse the Company for up to $500,000 of Expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination, in the event of the termination of this Agreement by the Company pursuant to Section 8.1(h). The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of next-day funds within three business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

            (e) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the rate of interest quoted as the "Prime Rate" in the Money Rates Section of the Wall Street Journal plus three (3) percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Except for liabilities for any willful breach of this Agreement, payment of the fees and expenses described in this Section 8.3 shall be liquidated damages and in lieu of all other damages, if any, incurred in the event of a breach of this Agreement. Notwithstanding the foregoing to the contrary, a failure of Buyer to obtain financing pursuant to the Financing Commitments referenced in Section 4.5 shall not, in itself, be deemed a willful breach of this Agreement; provided, however, that the failure of the investor providing the equity and subordinated debt Financing Commitments to provide its funding pursuant to the terms of its commitment letters shall be deemed a willful breach of this Agreement.

      8.4 Amendment. This Agreement or any provision hereof may be amended by the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (and, in the case of the Company, the Special Committee) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Merger Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (and, in the case of the Company, the Special Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Merger Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) when delivered in person, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) one business day after being sent by telecopier (provided sender obtains confirmation of receipt), in each case to the intended recipient as set forth below:

            (a) if to the Buyer or the Merger Subsidiary, to

                            Hibernation Holding Company, Inc.
                            Hibernation Company, Inc.
                            c/o Mustang Management Partners LLC
                            16 Laurel Avenue, Suite 20
                            Wellesley, MA 02481
                            Attention: Carson Biederman
                            Telecopy: (781) 237-3588

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

                            with a copy to:

                            Goulston & Storrs, P.C.
                            400 Atlantic Avenue
                            Boston, MA 02110
                            Attention: Lester J. Fagen, Esq.
                            Telecopy: (617) 574-4112

            (f) if to the Company, to

                            The Vermont Teddy Bear Co., Inc.
                            6655 Shelburne Road
                            P.O. Box 965
                            Shelburne, VT  05482
                            Attention: Elisabeth B. Robert, President
                            Telecopy: (802) 985-1304

                   with a copy to:

                            Dinse, Knapp & McAndrew, P.C.
                            209 Battery Street
                            P.O. Box 988
                            Burlington, VT 05402-0988
                            Attention: Spencer Knapp, Esq.
                            Telecopy: (802) 864-1603

      Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, however, that the Non-Disclosure Agreement by and between the Company and the Buyer, dated as of February 1, 2005, shall remain in full force and effect in accordance with its terms.

      9.4 No Third Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

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

      9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

      9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

      9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that damages that would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached would be difficult to calculate. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties acknowledge that the Company's sole remedy for the failure of Buyer and Merger Subsidiary to obtain financing for the transactions described herein are set forth in Sections
8.2 and 8.3.

      9.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                      [the next page is the signature page]

      IN WITNESS WHEREOF, the Buyer, the Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                         HIBERNATION HOLDING COMPANY, INC.

                                         By: ________________________________
                                             Name:
                                             Title:

                                         HIBERNATION COMPANY, INC.

                                         By: ________________________________
                                             Name:
                                             Title:

                                         THE VERMONT TEDDY BEAR CO., INC.

                                         By: ________________________________
                                             Name:
                                             Title:

      The undersigned, being the duly elected Secretary of the Merger Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Merger Subsidiary entitled to vote on this Agreement.

                                        ______________________________________
                                        Secretary

      The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing two-thirds of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

                                        ______________________________________
                                        Secretary

                                  EXHIBIT LIST

EXHIBIT A    AMENDMENTS TO SURVIVING CORPORATION'S CERTIFICATE OF INCORPORATION

EXHIBIT B    SURVIVING CORPORATION DIRECTORS AND OFFICERS

EXHIBIT C    ROLLOVER CONTRIBUTION SCHEDULE

EXHIBIT D    CONTRIBUTION AGREEMENT